AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 4, 2018 (the “Effective Date”), by and among The Pocket Shot Company, a Colorado corporation, with its principal office at 32950 Inverness Drive, Evergreen, Colorado 80439 (“Pocket Shot”), Pure Harvest Cannabis Producers Inc., a Nevada corporation, formerly known as Pure Harvest Cannabis Producers, Inc., with its principal office at 1 East Liberty, Suite 600, Reno, Nevada 89501 (“Pure Harvest Cannabis Producers”), and Pure Harvest Cannabis Producers Acquisition Corp., a newly-formed wholly-owned subsidiary of Pocket Shot, domiciled in Colorado (“Acquisition Sub”). Each of Pocket Shot, Pure Harvest Cannabis Producers and Acquisition Sub is referred to herein individually as a “Party”, or collectively as the “Parties”.

RECITALS

A. Pocket Shot and Pure Harvest Cannabis Producers intend to effect a merger, pursuant to which Acquisition Sub will merge with and into Pure Harvest Cannabis Producers and Pure Harvest Cannabis Producers will survive, as a result of which the entire issued share capital of Pure Harvest Cannabis Producers (the “Pure Harvest Cannabis Producers Shares”) will be deemed for all purposes to represent shares of common stock, and warrants, of Pocket Shot upon the terms and subject to the conditions set forth in this Agreement.

B. The Parties intend that the Merger contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. The Merger.

(a) Effecting the Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as hereinafter defined), (i) Acquisition Sub shall be merged with and into Pure Harvest Cannabis Producers (the “Merger”); (ii) the separate corporate existence of Acquisition Sub shall thereupon cease and Pure Harvest Cannabis Producers will continue as the surviving corporation in the Merger and wholly-owned subsidiary of Pocket Shot (sometimes referred to herein as the “Surviving Subsidiary”), (iii) all the properties, rights and privileges, and power of Pure Harvest Cannabis Producers, shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of Pure Harvest Cannabis Producers shall become the debts, liabilities and duties of the Surviving Subsidiary, and (iv) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchange for one validly issued, fully paid and non-assessable share of the Surviving Subsidiary’s common stock.

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(b) Effect on Capital Stock.

(i) Conversion of Pure Harvest Cannabis Producers Shares and warrants. At the Effective Time, each Pure Harvest Cannabis Producers Share or Warrant issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any action on the part of Pure Harvest Cannabis Producers, Pocket Shot, Acquisition Sub, or the holders of the Pure Harvest Cannabis Producers Shares, or warrants, as applicable, as of the Closing Date, be converted into and will become one share of validly issued, fully paid and non-assessable common stock of Pocket Shot and (ii) one Warrant to purchase one share of the common stock of Pocket Shot (the “Share Ratio”). Each Warrant will entitle the holder to purchase one share of Pocket Shot at a price of $8.00 per share at any time on or before three years from the Closing. All shares of Pocket Shot Common Stock and all warrants issued upon the surrender for exchange of Pure Harvest Cannabis Producers Shares and warrants in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such Pure Harvest Cannabis Producers Shares, or warrants as applicable. There shall be no further registration of transfers on the stock transfer books of Pure Harvest Cannabis Producers of the Pure Harvest Cannabis Producers Shares that were outstanding immediately prior to the Effective Time, however shares issued in a Private Placement of Pure Harvest Cannabis Producers shares after the date hereof and the date of closing hereunder shall not be restricted hereunder. At the time of closing, Pure Harvest Cannabis Producers shall provide a complete certified list of the shareholders, sufficient for the Transfer Agent of Pocket Shot to issue the shares to the converting shareholders.

(ii) Fractional Shares. No fractional shares will be issued in connection with the conversion of Pure Harvest Cannabis Producers Shares into Pocket Shot Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share.

(iii) Cancellation of Pure Harvest Cannabis Producers Shares and Warrants. At the Effective Time, the Pure Harvest Cannabis Producers Shares and Warrants will be deemed canceled and retired and will cease to exist, and each holder of a certificate for Pure Harvest Cannabis Producers Shares or Warrants will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate or warrant representing Pure Harvest Cannabis Producers Shares or warrants, Pocket Shot will deliver a certificate for shares of Pocket Shot Common Stock or warrants, as applicable, to which such person is entitled pursuant to the Share Ratio (which is also the Warrant ratio), bearing any necessary or appropriate restrictive legend. The effect of the Merger shall be as provided in the applicable provisions of Nevada and Colorado Law.

(iv) Lost, Stolen or Destroyed Certificates. If any certificate evidencing Pure Harvest Cannabis Producers Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by Pocket Shot, the posting of an indemnity bond, in such reasonable amount as Pocket Shot or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, Pocket Shot will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of Pocket Shot Common Stock.

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(v) At the Effective Time, each share of common stock of Acquisition Sub (“Acquisition Sub Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Subsidiary. Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of such shares of capital stock of the Surviving Subsidiary.

(c) Reorganization. The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368 of the Tax Code. The shares of Pocket Shot Common Stock or warrants issued in the Merger will be issued solely in exchange for Pure Harvest Cannabis Producers Shares and warrants, as applicable, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Pure Harvest Cannabis Producers Shares, and warrants. No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by Pocket Shot for Pure Harvest Cannabis Producers Shares in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 2(c).

(d) Further Actions. If at any time after the Effective Time, Pocket Shot or Pure Harvest Cannabis Producers reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Pocket Shot and Pure Harvest Cannabis Producers are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

(e) Push Down of Pocket Shot’s Historical Business Operations. As a condition of the Closing, Pocket Shot shall push down all of its historical business operations and assets into a newly formed wholly owned subsidiary, which shall be managed by Jarry Bachman, as President, under a management agreement to be negotiated. In addition, Jarry Bachman shall be granted a right of first refusal to purchase the subsidiary, as set forth under the terms in Section 11(g)

Piggy-Back Registration Rights.

(i) In the event Pocket Shot proposes to file a registration statement with the SEC pursuant to the Securities Act covering the public offering of any of its stock (other than a registration relating solely to the issuance of securities by Pocket Shot pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction), Pocket Shot shall promptly give each holder of any shares of the common stock, or any warrant of Pure Harvest Cannabis Producers (an “Original Holder”) written notice of such registration. Pocket Shot shall use all reasonable efforts to cause to be registered all of the shares of Pocket Shot Common Stock that each such Original Holder has requested to be included in such registration. Notwithstanding any other provision of this Agreement and regardless of the registration of any shares of Pocket Shot Common Stock, the shares of Pocket Shot Common Stock will continue to be subject the lock up provisions specified in Section 2(f).

(ii) Pocket Shot shall have the right to terminate or withdraw any registration initiated by it under this Section 2(f) before the effective date of such registration, whether or not any Original Holder has elected to include shares of Pocket Shot Common Stock in such registration.

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(iii) All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration pursuant to Sections 2(f) including, without limitation, registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Pocket Shot shall be borne by Pocket Shot.

(iv) If a registration of which Pocket Shot gives notice under this Section 2(f) is for an underwritten offering, then Pocket Shot shall so advise the Original Holders. In such event, the right of any Original Holder to include such Original Holder’s shares of Pocket Shot Common Stock in such registration shall be conditioned upon such Original Holder’s participation in such underwriting and the inclusion of such Original Holder’s shares of Pocket Shot Common Stock in the underwriting to the extent provided herein. All Original Holders proposing to distribute their shares of Pocket Shot Common Stock through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriters advise Pocket Shot that marketing factors require a limitation of the number of shares of Pocket Shot Common Stock to be underwritten or exclusion of the shares of Pocket Shot Common Stock, then the managing underwriters may exclude the shares of Pocket Shot Common Stock from the registration and the underwriting. If any Original Holder disapproves of the terms of any such underwriting, such Original Holder may elect to withdraw therefrom by written notice to Pocket Shot and the managing underwriters. Any shares of Pocket Shot Common Stock excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(f) The covenants contained in (i) above shall survive the closing and shall be enforceable whether or not contained in a separate agreement.

Section 3. Closing.

(a) Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effective on the date that all of the conditions hereof are met by the Parties and by and through the delivery of closing documents to Hart & Hart, 1624 Washington St., Denver, Colorado 80203 , or such other place as Pocket Shot and Pure Harvest Cannabis Producers may otherwise agree (the “Closing Date”).

(b) Documents to be Delivered by Pocket Shot. On or before the Closing, Pocket Shot will deliver or cause to be delivered to Pure Harvest Cannabis Producers:

(i) all consents or approvals required to be obtained by Pocket Shot for the purposes of completing the Merger;

(ii) a certified copy of a resolution of the directors of Pocket Shot dated as of the Closing Date appointing David Lamadrid and Sterling Scott to the board of directors of Pocket Shot; and Resignations of the current officers and directors of Pocket Shot,

(iii) certified copies of such resolutions of the directors of Pocket Shot as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

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Section 4. Directors and Officers of Pocket Shot. Effective as of the Closing, (a) the current directors of Pocket Shot shall appoint David Lamadrid and Sterling Scott as designees of Pure Harvest Cannabis Producers, to the Board of Directors, and (b) the current officers and Directors of Pocket Shot, other than Matt Gregarek, shall resign their current positions with Pocket Shot, and David Lamadrid shall be the Chief Executive Officer of Pocket Shot after the Closing Date and Sterling Scott shall be Executive Chairman. Jarry Bachman shall tender his resignation as an officer and director effective at the closing.

Section 5. Pure Harvest Cannabis Producers’ Representations and Warranties. Pure Harvest Cannabis Producers represents and warrants to Pocket Shot that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by Pure Harvest Cannabis Producers to Pocket Shot (the “Pure Harvest Cannabis Producers Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization. Pure Harvest Cannabis Producers is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Pure Harvest Cannabis Producers is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Certificate of Incorporation of Pure Harvest Cannabis Producers, as amended to date, each as currently in effect, have been made available to Pocket Shot, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Pure Harvest Cannabis Producers is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization.

(i) Pure Harvest Cannabis Producers’ authorized capital consists solely of 100,000,000 Pure Harvest Cannabis Producers Common Shares, as of date hereof.

(ii) There are 8,953,008 Pure Harvest Cannabis Producers Shares outstanding plus warrants to purchase 8,953,008 Pure Harvest Cannabis Producers shares, and no other authorized or issued Pure Harvest Cannabis Producers Shares, Warrants or other measure of capital ownership of Pure Harvest Cannabis Producers. There are no agreements, arrangements or understandings to which Pure Harvest Cannabis Producers is a party (written or oral) to issue any other Pure Harvest Cannabis Producers Shares or other measures of capital ownership of Pure Harvest Cannabis Producers except that prior to Closing Pure Harvest Cannabis Producers may sell up to 5,000,000 shares of common stock plus warrants to purchase up to 10,000,000 shares of common stock for an aggregate purchase price of $5,000,000. All of the outstanding Pure Harvest Cannabis Producers Shares were and will be, at closing, duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

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(iii) Except as provided hereinabove or in the Pure Harvest Cannabis Producers Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from Pure Harvest Cannabis Producers any Pure Harvest Cannabis Producers Shares or other measures of capital ownership of Pure Harvest Cannabis Producers; (B) debt securities or instruments convertible into or exchangeable for Pure Harvest Cannabis Producers Shares or other measures of capital ownership of Pure Harvest Cannabis Producers; or (C) commitments of any kind for the issuance of additional Pure Harvest Cannabis Producers Shares or options, warrants or other securities of Pure Harvest Cannabis Producers.

(iv) Except as set forth hereinabove, there are no options or other rights to acquire such Shares or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Pure Harvest Cannabis Producers Shares or other measures of capital ownership of Pure Harvest Cannabis Producers created by statute, the Certificate of Incorporation or Bylaws, or any agreement or other arrangement to which Pure Harvest Cannabis Producers is a party or to which it is bound and there are no agreements, arrangements or understandings to which Pure Harvest Cannabis Producers is a party (written or oral) pursuant to which Pure Harvest Cannabis Producers has the right to elect to satisfy any liability by issuing any Pure Harvest Cannabis Producers Shares or other measures of capital ownership of Pure Harvest Cannabis Producers.

(v) Other than the Bylaws, Pure Harvest Cannabis Producers is not a party or subject to any agreement or understanding, and, to Pure Harvest Cannabis Producers’ knowledge, there is no agreement, arrangement or understanding between or among any persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of Shares or other measures of capital ownership of Pure Harvest Cannabis Producers, including any voting trust agreement or proxy.

(c) No Subsidiaries. Pure Harvest Cannabis Producers does not own any capital stock or other equity interest in any corporation, partnership, joint venture, or other entity.

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(d) Authorization. Pure Harvest Cannabis Producers has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Pure Harvest Cannabis Producers and the consummation by Pure Harvest Cannabis Producers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by Pure Harvest Cannabis Producers and no other corporate proceedings on the part of Pure Harvest Cannabis Producers and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pure Harvest Cannabis Producers. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Pure Harvest Cannabis Producers is a party constitute the valid and legally binding obligations of Pure Harvest Cannabis Producers, enforceable against Pure Harvest Cannabis Producers in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Pure Harvest Cannabis Producers of this Agreement and the agreements provided for herein, and the consummation by Pure Harvest Cannabis Producers of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of Pure Harvest Cannabis Producers, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Pure Harvest Cannabis Producers pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Pure Harvest Cannabis Producers is a party or by which Pure Harvest Cannabis Producers or any of its properties is or may be bound; or (iii) to Pure Harvest Cannabis Producers’ Knowledge, violate the provisions of any law, rule or regulation applicable to Pure Harvest Cannabis Producers, except where such violation would not reasonably be expected to have an Adverse Effect.

(e) No Conflict. The execution and delivery of this Agreement by Pure Harvest Cannabis Producers does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Pure Harvest Cannabis Producers pursuant to; any material agreement of Pure Harvest Cannabis Producers or other instrument or obligation of Pure Harvest Cannabis Producers.

(f) Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Pure Harvest Cannabis Producers’ Knowledge, threatened against or involving Pure Harvest Cannabis Producers (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Pure Harvest Cannabis Producers’ Knowledge enjoining or requiring Pure Harvest Cannabis Producers to take any action of any kind with respect to its business, assets or properties.

(g) Insurance. The Pure Harvest Cannabis Producers Schedule contains a listing of all current Pure Harvest Cannabis Producers insurance policies. To Pure Harvest Cannabis Producers’ Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Pure Harvest Cannabis Producers’ business, and to Pure Harvest Cannabis Producers’ Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

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(h) Personal Property. Pure Harvest Cannabis Producers has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by Pure Harvest Cannabis Producers in the ordinary course of its business and is sufficient for continued conduct of Pure Harvest Cannabis Producers’ business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i) Intangible Property. Pure Harvest Cannabis Producers owns, or possesses, adequate licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in the Pure Harvest Cannabis Producers Schedule, which are material to its business as currently conducted (the “Pure Harvest Cannabis Producers Intellectual Property Rights”), except where the failure to have such Pure Harvest Cannabis Producers Intellectual Property Rights would not reasonably be expected to have an Adverse Effect. Pure Harvest Cannabis Producers has the right and authority to use, and to continue to use such Pure Harvest Cannabis Producers Intellectual Property Rights after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person, subject to the outcome of the Pure Harvest Cannabis Producers Litigation.

(j) Real Property. Except as specified on the Pure Harvest Cannabis Producers Schedule, Pure Harvest Cannabis Producers is not a party to any material lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(k) Tax Matters. Within the times and in the manner prescribed by law, Pure Harvest Cannabis Producers has filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. Pure Harvest Cannabis Producers has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Pure Harvest Cannabis Producers are currently in progress or threatened and no deficiencies have been asserted or to Pure Harvest Cannabis Producers’ Knowledge assessed against Pure Harvest Cannabis Producers as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l) Books and Records. The general ledger and books of account of Pure Harvest Cannabis Producers, all minute books of Pure Harvest Cannabis Producers, all federal, state and local income, franchise, property and other tax returns filed by Pure Harvest Cannabis Producers, all of which have been made available to Pocket Shot, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect.

(m) Contracts and Commitments. The Pure Harvest Cannabis Producers Schedule lists all material contracts and agreements to which Pure Harvest Cannabis Producers is a party, whether written or oral, other than those between Pure Harvest Cannabis Producers and Pocket Shot. Each such contract is a valid and binding agreement of Pure Harvest Cannabis Producers, enforceable against Pure Harvest Cannabis Producers in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. Pure Harvest Cannabis Producers has materially complied with all obligations required pursuant to such contracts to have been performed by Pure Harvest Cannabis Producers on its part and neither Pure Harvest Cannabis Producers nor, to Pure Harvest Cannabis Producers’ Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

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(n) Compliance with Laws. Pure Harvest Cannabis Producers has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. To Pure Harvest Cannabis Producers’ Knowledge, Pure Harvest Cannabis Producers is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o) Employee Benefit Plans. Except as specified on the Pure Harvest Cannabis Producers Schedule, Pure Harvest Cannabis Producers has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of Pocket Shot.

(p) Indebtedness to and from Affiliates. Pure Harvest Cannabis Producers is not indebted, directly or to Pure Harvest Cannabis Producers’ Knowledge indirectly, to any officer, director or 10% stockholder of Pure Harvest Cannabis Producers in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Pure Harvest Cannabis Producers except for advances made to employees of Pure Harvest Cannabis Producers in the ordinary course of business to meet reimbursable business expenses.

(q) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Pure Harvest Cannabis Producers and that are necessary for the execution and delivery by Pure Harvest Cannabis Producers of this Agreement or any documents to be executed and delivered by Pure Harvest Cannabis Producers in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(r) No Brokers. No broker or finder has acted for Pure Harvest Cannabis Producers in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Pure Harvest Cannabis Producers.

(s) Disclosure. The information concerning Pure Harvest Cannabis Producers set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

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(t) Tax Treatment. Neither Pure Harvest Cannabis Producers nor, to the Knowledge of Pure Harvest Cannabis Producers, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(u) Absence of Liabilities. Except as set forth on Pure Harvest Cannabis Producers’ audited balance sheet to be dated on or about November 30, 2018, Pure Harvest Cannabis Producers does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000.

Section 6. Pocket Shot’s, Acquisition Sub’s Representations and Warranties. Each of Pocket Shot, and Acquisition Sub represents and warrants to Pure Harvest Cannabis Producers and the surviving corporation that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by Pocket Shot, Acquisition Sub to Pure Harvest Cannabis Producers (the “Pocket Shot Schedule”), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization.

(ii) Pocket Shot is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Pocket Shot is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to Pure Harvest Cannabis Producers, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Pocket Shot is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(iii) Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of its Certificate of Incorporation and Bylaws have been made available to Pure Harvest Cannabis Producers, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Acquisition Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization.

(i) Pocket Shot’s authorized capital stock consists of 25,000,000 shares of common stock, and no shares of preferred stock.

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(ii) There are 6,808,657 shares of common stock issued and outstanding, and no shares of common stock of Pocket Shot are held in the treasury of Pocket Shot. All of the issued and outstanding shares of common stock of Pocket Shot were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as provided in the Pocket Shot Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from Pocket Shot any capital stock of Pocket Shot or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Pocket Shot or Acquisition Sub.

(iv) Pocket Shot owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c) No Subsidiaries. Except for Acquisition Sub and as provided in the Pocket Shot Schedule, Pocket Shot does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) Authorization. Each of Pocket Shot and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Pocket Shot and Acquisition Sub and the consummation by Pocket Shot and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Pocket Shot or Acquisition Sub, respectively, and no other corporate proceedings on the part of Pocket Shot or Acquisition Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pocket Shot and Acquisition Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Pocket Shot or Acquisition Sub is a party constitute the valid and legally binding obligations of Pocket Shot and Acquisition Sub, respectively, enforceable against Pocket Shot and Acquisition Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Pocket Shot and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by Pocket Shot and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Pocket Shot, the Certificate of Incorporation or Bylaws of Acquisition Sub, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Pocket Shot or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Pocket Shot or Acquisition Sub is a party or by which Pocket Shot Acquisition Sub or any of their respective properties is or may be bound; or (iii) to Pocket Shot’s or Acquisition Sub’s Knowledge, violate the provisions of any law, rule or regulation applicable to Pocket Shot or Acquisition Sub, except where such violation would not reasonably be expected to have an Adverse Effect.

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(e) No Conflict. The execution and delivery of this Agreement by Pocket Shot or Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Pocket Shot or Acquisition Sub pursuant to any material agreement of Pocket Shot or Acquisition Sub or other instrument or obligation of Pocket Shot or Acquisition Sub .

(f) Absence of Liabilities. Except as set forth on Pocket Shot’s balance sheet dated Sept. 30 2018, as set forth in Pocket Shot’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2018, as filed with the SEC, Pocket Shot does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $50,000, except for the legal fees and costs incurred in the legal services rendered in preparation of the documents for the closing, which are estimated at $25,000 plus out of pocket costs. All such payables and fees shall be paid in cash at the closing, as a condition of the closing. Acquisition Sub has no liabilities or obligations.

(g) Litigation. Except as specified in the Pocket Shot Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to Pocket Shot’s Knowledge, threatened against or involving Pocket Shot or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Pocket Shot’s Knowledge enjoining or requiring Pocket Shot or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(h) Tax Matters. Except as specified in the Pocket Shot Schedule, Pocket Shot has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Pocket Shot has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Pocket Shot are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against Pocket Shot as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(i) Books and Records. The general ledger and books of account of Pocket Shot, all minute books of Pocket Shot, all federal, state and local income, franchise, property and other tax returns filed by Pocket Shot, all reports and filings with the SEC by Pocket Shot, all of which have been made available to Pure Harvest Cannabis Producers, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(j) Contracts and Commitments. There are no material contracts to which Pocket Shot is a party other than those specified in its filings with the SEC. Neither Acquisition Sub n is a party to any contract.

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(k) Compliance with Laws. Pocket Shot has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. Pocket Shot is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(l) Employee Benefit Plans. Except as disclosed in its filings with the SEC, Pocket Shot has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of Pocket Shot. With respect to such plans, individually and in the aggregate, no event has occurred and, to Pocket Shot’s Knowledge, there exists no condition or set of circumstances in connection with which Pocket Shot could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(m) Indebtedness to and from Affiliates. As of the Closing Date, Pocket Shot is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of Pocket Shot in any amount, and no such person is indebted to Pocket Shot except for advances made to employees of Pocket Shot in the ordinary course of business to meet reimbursable business expenses.

(n) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Pocket Shot or Acquisition Sub and that are necessary for the execution and delivery by Pocket Shot or Acquisition Sub of this Agreement or any documents to be executed and delivered by Pocket Shot or Acquisition Sub in connection therewith have been obtained and satisfied.

(o) No Brokers. No broker or finder has acted for Pocket Shot or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Pocket Shot or Acquisition Sub.

(p) Disclosure. The information concerning each of Pocket Shot or Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

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(q) SEC Filings.

(i) Except as disclosed on the Pocket Shot Schedule, Pocket Shot has filed all forms, reports and documents required to be filed with the SEC since it first became a public reporting company. At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including, in each case, any related notes) contained in Pocket Shot’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Pocket Shot as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(r) Tax Treatment. Neither Pocket Shot nor, to the Knowledge of Pocket Shot, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(s) Certificates. The certificates representing the shares of Pocket Shot to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or “blue sky” laws.

(t) Investment Company. Pocket Shot is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Section 7. Covenants of Pocket Shot.

(a) Conduct of Business of Pocket Shot. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Pocket Shot will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the Pocket Shot Disclosure Schedule, prior to the Effective Time, Pocket Shot shall not, without the prior written consent of Pure Harvest Cannabis Producers:

(i) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pocket Shot (other than the Merger);

(v) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Pocket Shot; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(vi) except as contemplated in this Agreement and Asset Purchase Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(viii) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000, except for fees for this transaction, and required Section 13(a) reporting for SEC compliance;

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(ix) make any tax election or settle or compromise any income tax liability material to Pocket Shot;

(x) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have an Adverse Effect on Pocket Shot; or

(xi) take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (xi) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 8. Covenants of Pure Harvest Cannabis Producers.

(a) Conduct of Business of Pure Harvest Cannabis Producers. Except as contemplated by this Agreement, including as described in the Pure Harvest Cannabis Producers Disclosure Schedule, during the period from the date hereof to the Effective Time, Pure Harvest Cannabis Producers will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the Pure Harvest Cannabis Producers Disclosure Schedule, prior to the Effective Time, Pure Harvest Cannabis Producers shall not, without the prior written consent of Pocket Shot:

(i) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of Pure Harvest Cannabis Producers (other than the Merger);

(ii) a. incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; b. make any loans, advances or capital contributions to, or investments in, any other person; c. pledge or otherwise encumber shares of capital stock of Pure Harvest Cannabis Producers; or d. mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due); or

(iii) take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the Pure Harvest Cannabis Producers contained in this Agreement untrue or incorrect.

(iv) Pure Harvest Cannabis Producers shall not be precluded hereunder from offering a Private Placement for cash, of its common shares, from the date hereof to the date of closing.

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Section 9. Other Covenants and Agreements of the Parties.

(a) Acquisition Sub Meeting of Stockholders. Acquisition Sub shall take all action necessary, in accordance with the Business Corporation Act of the State of Colorado, and its Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby.

(b) Pure Harvest Cannabis Producers Meeting of Shareholders. Pure Harvest Cannabis Producers shall take all action necessary, in accordance with the Corporation laws of the State of Nevada, and its Certificate of Incorporation and Bylaws, to obtain written consent of at least 80% of its shareholders, in lieu of a shareholder meeting to approve the adoption and approval of this Agreement and the transactions contemplated hereby. Pure Harvest Cannabis Producers shall have amended either its articles or bylaws so that the provisions of NRS 78.378 et seq. do not apply to this transaction (merger), involving related (“controlling interest”) parties as defined in said statutes.

(c) Pocket Shot Common Stock. At the Effective Time, Pocket Shot shall not have issued and outstanding more than 6,808,657 shares of Pocket Shot Common Stock.

(d) Access to Information.

(i) Between the date hereof and the Effective Time, Pocket Shot will give Pure Harvest Cannabis Producers and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit Pure Harvest Cannabis Producers to make such inspections as Pure Harvest Cannabis Producers may reasonably require and will cause its officers to furnish Pure Harvest Cannabis Producers with such financial and operating data and other information with respect to the business and properties of itself as Pure Harvest Cannabis Producers may from time to time reasonably request.

(ii) Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

(e) Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(f) Press Releases. Pure Harvest Cannabis Producers and Pocket Shot will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

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(g) Other Filings. At all times from and after the date hereto until the Effective Time, Pocket Shot covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

Section 10. Pure Harvest Cannabis Producers’ Conditions to the Merger. The obligation of Pure Harvest Cannabis Producers to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Pure Harvest Cannabis Producers:

(a) Each of the representations and warranties of Pocket Shot and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing each of Pocket Shot and Acquisition Sub shall have delivered to Pure Harvest Cannabis Producers a certificate to that effect;

(b) Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c) Each of Pocket Shot and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing Pocket Shot shall have delivered to Pure Harvest Cannabis Producers a certificate to that effect;

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning Pocket Shot or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect;

(e) Pocket Shot shall have delivered to Pure Harvest Cannabis Producers a complete and accurate Pocket Shot Schedule and such schedule shall have been approved by Pure Harvest Cannabis Producers;

(f) The nominees of Pure Harvest Cannabis Producers shall have been appointed as a members of the board of directors Pocket Shot as set forth in Section 4 hereinabove;

(g) Pure Harvest Cannabis Producers shall have received a resolution from Pocket Shot’s Board of Directors, approving the Merger and authorizing the issuances of the shares of Pocket Shot Common Stock and warrants under the terms hereof, pursuant to a certified shareholder’s list and a certified warrantholders list; and

(h) The stockholders of Acquisition Sub and a majority of the stockholders of Pure Harvest Cannabis Producers, as of the date preceding the date of closing, shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Certificate of Incorporation and Bylaws.

Section 11. Pocket Shot’s, Acquisition Sub’s Conditions to the Merger. The obligations of Pocket Shot and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Pocket Shot:

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(a) Each of the representations and warranties of Pure Harvest Cannabis Producers contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing Pure Harvest Cannabis Producers shall have delivered to Pocket Shot a certificate to that effect;

(b) Pure Harvest Cannabis Producers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing Pure Harvest Cannabis Producers shall have delivered to Pocket Shot a certificate to that effect;

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning Pure Harvest Cannabis Producers that has had or could be reasonably likely to have an Adverse Effect;

(d) Pure Harvest Cannabis Producers shall have delivered to Pocket Shot a complete and accurate Pure Harvest Cannabis Producers Schedule and such schedule shall have been approved by Pocket Shot;

(e) Pure Harvest Cannabis Producers shall have delivered to Pocket Shot audited balance sheets of Pure Harvest Cannabis Producers as of November 30, 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from inception to November 30, 2018;

(f) Certain Shareholders of Pocket Shot as of the date hereof have deposited 3,490,000 shares of common stock, for purchase by new shareholders, and the closing of such sale simultaneously herewith is a condition hereof.

(g) Jarry Bachman will have a right of refusal to purchase the newly formed subsidiary. The right of first refusal will expire three years from the closing hereof.

Section 12. Indemnification of Directors and Officers. All rights to indemnification by Pure Harvest Cannabis Producers and Pocket Shot existing in favor of each individual who is an officer or director of Pure Harvest Cannabis Producers or Pocket Shot of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of Pure Harvest Cannabis Producers or Pocket Shot occurring prior to the Effective Time, as provided in Pure Harvest Cannabis Producers’ Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) or Pocket Shot’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

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Section 13. Confidentiality. Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 14. Termination

(a) This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(i) by mutual written consent of Pocket Shot and Pure Harvest Cannabis Producers;

(ii) by either Pocket Shot or Pure Harvest Cannabis Producers if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) by either Pocket Shot or Pure Harvest Cannabis Producers, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before January 31, 2019 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either Pocket Shot or Pure Harvest Cannabis Producers requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

(iv) by Pocket Shot, if there has been a material breach of this Agreement on the part of Pure Harvest Cannabis Producers of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Pocket Shot to Pure Harvest Cannabis Producers; or

(v) by Pure Harvest Cannabis Producers, if there has been a material breach of this Agreement on the part of Pocket Shot of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Pure Harvest Cannabis Producers to Pocket Shot.

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(b) In the event of termination of this Agreement by either Pure Harvest Cannabis Producers or Pocket Shot provided in this Section 14, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pocket Shot or Pure Harvest Cannabis Producers, other than the provisions of the last sentence of Section 13 and this Section 14. Nothing contained in this Section 14 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 15. Miscellaneous.

(a) Survival. The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 15 shall survive the Effective Time.

(b) Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To Pocket Shot &
Acquisition Sub:	The Pocket Shot Company
32950 Inverness Drive
Evergreen, Colorado 90439
Attn: Jarry Bachman, CEO

With a copy to:	Michael A. Littman
(which will not	Attorney at Law
constitute notice)	PO Box 1839, Arvada, Co 80001

To Pure Harvest Cannabis Producers:

Pure Harvest Cannabis Producers, Inc.
1 East Liberty, Suite 600
Reno, Nevada, 89501
Attn: David Lamadrid, CEO

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

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(e) Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f) Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

(h) Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i) Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

(j) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws.

(k) Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

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(l) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(m) Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of Pocket Shot, Pure Harvest Cannabis Producers, and Acquisition Sub.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

THE POCKET SHOT COMPANY

By:	/s/ Jarrold Bachmann
Jarry Bachmann
Its:	Chief Executive Officer

PURE HARVEST CANNABIS PRODUCERS ACQUISITION CORP.

By:	/s/ Jarrold Bachmann
Its:	President

PURE HARVEST CANNABIS PRODUCERS, INC.

By:	/s/ David Lamadrid
Name:	David Lamadrid
Its:	Chief Executive Officer

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Schedule 1

Definitions

“Accredited Investors” has the meaning set forth in Rule 501(a) under the Securities Act.

“Adverse Effect” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for recording of Articles of Merger effectuating the Merger by the Secretary of State of the State of Nevada in accordance with the General Corporation Law of the State of Nevada (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Knowledge” means the actual knowledge of the executive officers of a Party, without independent investigation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.